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                                                                    EXHIBIT 4.19

                         COMPLETION CAPITAL COMMITMENT

     COMPLETION CAPITAL COMMITMENT (the "Commitment") dated as of August 20, 1997, by Casino America, Inc., a Delaware corporation (the "Obligor"), in favor of IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), for the benefit of itself and the holders (the "Holders") of the Notes (as defined below).

                                   RECITALS

     A.   First Mortgage Notes.  Pursuant to an Indenture (as amended,
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supplemented or otherwise modified from time to time, the "Indenture") dated as of August 20, 1997, among Isle of Capri Black Hawk L.L.C., a Colorado limited liability company (the "Company"), Isle of Capri Black Hawk Capital Corp., a Colorado corporation ("Capital Corp." and, together with the Company, the "Issuers"), and the Trustee, the Issuers have issued $75,000,000 in aggregate principal amount of 13% First Mortgage Notes due 2004 With Contingent Interest (the "Notes").

     B.   Proceeds of the Notes.  The Company will use the proceeds of the Notes
          ---------------------
for the development, construction, equipping and operation of the Isle-Black Hawk (as defined in the Indenture) upon certain real property located in Black Hawk, Colorado (the "Property") and for certain other purposes described in the Indenture.

     C.   Obligor's Benefit. The Obligor's wholly owned subsidiary, Casino
          -----------------
America of Colorado, Inc., is a member of the Company and, as a result, the Obligor will significantly benefit from the construction and operation of the Isle-Black Hawk. The Obligor is making the commitments herein for the benefit of Casino America of Colorado, Inc.

     D.   Purpose.  As a material inducement to the purchasers of the Notes, the
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Obligor has agreed that it will commit, subject to the limitations set forth herein, for the benefit of the Company, the Trustee and the Holders, to provide certain additional funds to the Company upon the terms, conditions and limitations provided herein, if such additional funds are necessary to complete construction and commence operations of the Isle-Black Hawk as provided herein.

     E.   Definitions.  Capitalized terms not otherwise defined herein shall
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have the meanings ascribed to such terms in the Indenture.

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligor hereby agrees as follows:

     1.   FUNDING AMOUNTS. Upon the occurrence of each Contribution Event (as
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defined below), the Obligor shall pay, without demand, the Funding Amounts (as defined below) into the Construction Disbursement Account. The Funding Amounts shall be equal to the amount in immediately available cash determined by the Trustee, based upon the Construction Disbursement Budget, to be reasonably necessary to cause a Contribution Event to no longer
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exist; provided, however, that in no event shall the aggregate amount of the
Funding Amounts paid pursuant hereto exceed $5,000,000; provided, further, that for purposes of Section 2(iv) below, the Funding Amounts shall be equal to the difference between $5,000,000 and the Funding Amounts, if any, previously paid under Sections 2(i), 2(ii), 2(iii), 2(v) or 2(vi) below; and provided, further, that for purposes of Section 2(v) and 2(vi) below, the Funding Amounts shall be equal to the difference between $5,000,000 and the Funding Amounts, if any, previously paid under Sections 2(i), 2(ii), 2(iii), and 2(iv) below. Such proceeds shall be used for the development, construction, equipping and operations of the Isle-Black Hawk pursuant to the terms of the Indenture, the Cash Collateral and Disbursement Agreement and other Collateral Documents.

     2.   CONTRIBUTION EVENT. A "Contribution Event" means (i) there are
          ------------------
insufficient Available Funds (as defined in the Cash Collateral and Disbursement Agreement) to complete the development, construction and equipping of the Isle-Black Hawk so that the Isle-Black Hawk is Operating on or before April 1, 1999, subject only to Permitted Liens; (ii) the Company, or any of its representatives or agents, has provided the Trustee with a written notice that it is unlikely that there shall be sufficient Available Funds to complete the development, construction and equipping of the Isle-Black Hawk so that the Isle-Black Hawk is Operating on or before April 1, 1999, subject only to Permitted Liens; (iii) (a) the Independent Construction Consultant, or any of its representatives or agents, has provided the Trustee and the Company with a written notice that it is unlikely that there will be sufficient Available Funds (without giving effect to the amount of Additional Revenues (as defined in the Cash Collateral and Disbursement Agreement)), to complete the development, construction and equipping of the Isle-Black Hawk, so that the Isle-Black Hawk is Operating on or before April 1, 1999, subject only to Permitted Liens and (b) within ten days of the Company receiving notice thereof, the Company has not provided evidence satisfactory to the Trustee that there shall be sufficient Additional Revenues, together with the other Available Funds, to complete the development, construction and equipping of the Isle-Black Hawk so that the Isle-Black Hawk is Operating on or before April 1, 1999, subject only to Permitted Liens; (iv) the Isle-Black Hawk is not Operating on or before April 1, 1999; (v) the commencement of any voluntary bankruptcy case by the Company, or (vi) the commencement of any involuntary bankruptcy case against the Company (a) if such involuntary case is not dismissed in its entirety by a final, non-appealable court order within 60 days after the date of the involuntary petition or (b) if the Company consents to the entry of an order for relief commencing a bankruptcy case prior to the conclusion of such 60-day period.

     3.   ALTERATION OF OBLIGATIONS.  In such manner, upon such terms and at
          -------------------------
such times as the Trustee deems best, and without notice to the Obligor, the Trustee, subject to the terms of the Indenture, the Notes and the Collateral Documents, may alter, compromise, accelerate, extend or change the time or manner for the development, construction, equipping or operation of the Isle-Black Hawk (collectively the "Construction Obligations") or payment or performance with respect to the Indenture, the Notes or the Collateral Documents (the "Payment Obligations"); release either of the Issuers from any or all of the Construction Obligations or the Payment Obligations by acceptance of a deed in lieu of foreclosure or otherwise, as to all or any portion of the Construction Obligations or the

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Payment Obligations; release, substitute or add any one or more guarantors or endorsers of the Funding Amounts, the Construction Obligations or the Payment Obligations; accept additional or substitute security for the Funding Amounts, the Construction Obligations or the Payment Obligations, or release or subordinate any security for the Funding Amounts, the Construction Obligations, or the Payment Obligations. No exercise or non-exercise of any right hereby given to the Trustee, no dealing by the Trustee hereunder or any other document with the Obligor or any other guarantors or any other Person, and no change, impairment or release of all or any portion of the Construction Obligations or the Payment Obligations or suspension of any right or remedy of the Trustee against any person, including, without limitation, either of the Issuers or any other such guarantor, endorser or other person, shall in any way affect any of the obligations of the Obligor hereunder or any security furnished by the Obligor or give the Obligor any recourse against the Trustee. If the Trustee has exculpated or hereafter exculpates either of the Issuers from personal liability in whole or in part, or has agreed or hereafter agrees to look solely to the Property encumbered by the Collateral Documents or any other property for the satisfaction of the Issuers' obligations under the Indenture, the Notes or the Collateral Documents, such exculpation and agreement shall not affect the obligations of the Obligor hereunder. The Obligor further acknowledges that any such exculpation or agreement that has been given or that is hereafter given to either of the Issuers has been given or is given in reliance upon the covenants of the Obligor contained herein.

     4.   WAIVER.  The Obligor hereby waives and relinquishes all rights and
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remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require the Trustee or the Holders (each a "Benefitted Party") to proceed against either of the Issuers or any other person or entity or to proceed against or exhaust any security held by a Benefitted Party at any time or to pursue any other remedy in the power of a Benefitted Party before proceeding against the Obligor, (b) the defense of the statute of limitations in any action hereunder or in any action for the collection or performance of the Funding Amounts, the Construction Obligations or the Payment Obligations, (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or the failure of a Benefitted Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person, (d) appraisal, valuation, stay, extension, marshaling of assets, redemption, exemption, demand, presentment, protest and notice of any kind, including, without limitation, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of a Benefitted Party, either of the Issuers, any endorser or creditor of either of the Issuers or the Obligor or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by a Benefitted Party as collateral or in connection with the Funding Amounts, the Construction Obligations or the Payment Obligations, (e) any defense based upon an election of remedies by a Benefitted Party, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of the Obligor, the right of the Obligor to proceed against either of the Issuers or any other person for reimbursement, or both, (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (g) any duty on the part of a Benefitted Party to disclose to the Obligor any facts a Benefitted Party may now or hereafter know about either of the Issuers or any other person, regardless of whether a Benefitted Party has reason to believe that any such

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facts materially increase the risk beyond that which the Obligor intends to assume, or has reason to believe that such facts are unknown to the Obligor, or has a reasonable opportunity to communicate such facts to the Obligor, since the Obligor acknowledges that the Obligor is fully responsible for being and keeping informed of the financial condition of either of the Issuers or any other person and of all circumstances bearing on the risk of non-payment of any Funding Amounts, (h) any defense arising because of the election of a Benefitted Party, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code, (i) any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code, (j) any claim or other rights which it may now or hereafter acquire against either of the Issuers or any other person that arises from the existence of performance of the Obligor's obligations under this Commitment or any Collateral Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy by a Benefitted Party against either of the Issuers or any collateral which a Benefitted Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from either of the Issuers or any other person or entity, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights, (k) any rights which it may acquire by way of contribution under this Commitment or any Collateral Document, by any payment made hereunder or otherwise, including, without limitation, the right to take or receive from any other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such contribution rights, and (l) any defense based on one-action laws and any other anti-deficiency protections granted to guarantors by applicable law. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of the Issuers that do not also constitute Funding Amounts, Payment Obligations or Construction Obligations. Obligor acknowledges and agrees that any nonrecourse or exculpation provided for in any Collateral Document, or any other provision of a Collateral Document limiting the Benefitted Parties' recourse to specific collateral or limiting the Benefitted Parties' right to enforce a deficiency judgment against the Issuers, shall have absolutely no application to Obligor's liability under this Commitment. To the extent that the Trustee collects or receives any sums or payments from the Issuers, the Trustee shall have the right, but not the obligation, to apply such amounts first to that portion of the Issuers' indebtedness and obligations, if any, to the Trustee that is not covered by this Commitment, regardless of the manner in which any such payments and/or amounts are characterized by the person making payment.

     5.   EQUITY CONTRIBUTION.  The Obligor may contribute, at its option, the
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Funding Amounts to the Company through the contribution of such amounts to
Casino America of Colorado, Inc. solely for the purchase by Casino America of Colorado, Inc. of additional Ownership Interests (as defined in that certain Amended and Restated Operating Agreement dated July 29, 1997) in the Company.

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     6.   BANKRUPTCY.
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          6.1  So long as any of the Funding Amounts is owed hereunder, the
Obligor shall not, without the prior written consent of the Trustee, commence, or join with any other person in commencing, any bankruptcy, reorganization, or insolvency proceeding against the Company. The obligations of the Obligor under this Commitment shall not be altered, limited or affected by or as a result of any action taken by the Company in any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of the Company, or by any defense which the Company may have by reason of any order, decrees or decision of any court or administrative body resulting from any such proceeding.

          6.2 The Obligor shall file, in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law, all claims which the Obligor may have against the Company relating to any indebtedness of the Company to the Obligor, and hereby assigns to the Trustee all rights of the Obligor thereunder. The Obligor shall timely notify the Trustee of any deadlines for filing such claim. If the Obligor does not file any such claim, the Trustee, as attorney-in-fact for the Obligor, is hereby authorized to do so in the name of the Obligor or, in the Trustee's discretion, to assign the claim to a nominee and to cause proofs of claim to be filed in the name of the Trustee's nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. The Trustee or its nominee shall have the sole right to vote to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to take. The Obligor shall timely notify the Trustee of any deadlines for casting such a vote. In all such cases, whether in administration, bankruptcy or otherwise, the person authorized to pay such a claim shall pay the same to the Trustee, and, to the full extent necessary for that purpose, the Obligor hereby assigns to the Trustee all of the Obligor's rights to all such payments or distributions to which the Obligor would otherwise be entitled; provided, however, that the Obligor's obligations hereunder shall not be satisfied except to the extent that the Trustee receives cash by reason of any such payment or distribution. If the Trustee receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Commitment.

     7.   INTEREST, COSTS AND FEES.
          ------------------------

          7.1 If the Obligor fails to pay all or any portion of the Funding Amounts in accordance with the provisions hereof, the amount of such Funding Amounts and all other sums payable by the Obligor to the Trustee hereunder shall bear interest from the date of demand at the highest rate applicable to the principal balance of the Notes (without regard to any contingent interest), or, if the Notes have been fully repaid, at the highest rate that would be applicable if the Notes had not been fully repaid (without regard to any contingent interest).

          7.2 If the Trustee incurs any costs or expenses (including reasonable attorneys' fees) in enforcing, construing or defending any provision hereof, the Obligor shall pay to the Trustee upon demand the amount of all such reasonable fees, costs and other expenses incurred by the Trustee in connection therewith, together with interest thereon from the date of

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demand at the highest rate applicable to the principal balance of the Notes, or, if the Notes have been fully repaid, at the highest rate that would be applicable if the Notes had not been fully repaid. The reference to "attorneys' fees" in this Section 7.2 and in all other places in this Commitment shall
              -----------
include, without limitation, such amounts as may then be charged by Trustee for legal services furnished by attorneys in the employ of the Trustee, at rates not exceeding such reasonable rates that would be charged by outside attorneys for comparable services. Such fees, costs and expenses shall include, without limitation, those incurred in connection with any bankruptcy, reorganization, insolvency, receivership, liquidation, arrangement or other similar proceedings of the Obligor which in any way affect the exercise by the Trustee of its rights and remedies hereunder.

     8.   CUMULATIVE RIGHTS.  All rights, powers and remedies of the Trustee
          -----------------
hereunder and under any other agreement now or at any time hereafter in force between the Trustee and the Obligor shall be cumulative and not alternative, and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to the Trustee and the Holders by law. This Commitment is in addition to and independent of the commitment of any other guarantor of any of the Funding Amounts or other indebtedness of the Company.

     9.   INDEPENDENT OBLIGATIONS.  The obligations of the Obligor hereunder are
          -----------------------
independent of the obligations of the Issuers, and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against the Obligor, whether or not either of the Issuers are joined therein or a separate action or actions are brought against either of the Issuers. The Trustee's rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions, unless and until all of the Funding Amounts and any fees, costs and expenses, to be paid herein, as provided herein have been paid and fully performed.

     10.  APPLICATION OF PAYMENTS OR RECOVERIES.  With or without notice to the
          -------------------------------------
Obligor, the Trustee, in the Trustee's sole discretion, at any time and from time to time, and in such manner and upon such terms as the Trustee deems fit, may apply any or all payments or recoveries from the Company or from any guarantor, endorser or person under any other instrument or realized from any security, in such manner and order of priority as the Trustee may determine, to any obligations of the Company, whether or not such indebtedness is otherwise secured or is due at the time of such application.

     11.  FINANCIAL STATEMENTS.  The Obligor hereby represents and warrants that
          --------------------
the most recent financial statements of each of the Issuers set forth in the Offering Circular and of the Obligor set forth in its most recent Annual Report on Form 10-K are true and correct in all material respects, and fairly present the financial condition of each of the Issuers and the Obligor as of the respective dates thereof and for the periods covered thereby, and that no material adverse change has occurred in the financial condition of either of the Issuers or the Obligor since the respective dates thereof. The Obligor hereby agrees to deliver to the Trustee annual financial statements of the Obligor required to be maintained by the Securities Act of 1934, as amended, within 120 days after the end of each fiscal year of the Obligor until payment and performance in full of the Funding Amounts guaranteed hereby.

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

     12.  NOTICES.  Whenever the Obligor or the Trustee shall desire to give or
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serve any notice, demand, request or other communication with respect to this
Commitment, each such notice shall be in writing and shall be effective only if the same is delivered by hand-delivery, first-class mail (registered or certified, return receipt requested), telex, telecopier or air courier guaranteeing overnight delivery, addressed as follows:

          To the Trustee:

               IBJ Schroder Bank & Trust Company
               One State Street
               New York, New York, 10004
               Attention:  Michael Diaz

          To the Obligor:

               Casino America, Inc.
               711 Washington Loop
               Biloxi, Mississippi 39530
               Attention:  Chief Financial Officer

Any such notice delivered personally shall be deemed to have been received upon delivery. Any such notice sent by telegram shall be presumed to have been received by the addressee one business day after its acceptance for sending by an authorized carrier thereof. Any such notice sent by mail shall be presumed to have been received by the addressee three business days after posting in the United States mail. The Obligor or the Trustee may change its address by giving the other a written notice of the new address as herein provided.

     13.  SUCCESSORS AND ASSIGNS.  This Commitment shall inure to the benefit of
          ----------------------
the Trustee, its successors and assigns, and shall bind the successors and assigns of the Obligor. This Commitment may be assigned by the Trustee with respect to all or any portion of the Funding Amounts hereby guaranteed, and when so assigned, the Obligor shall be liable to the assignees under this Commitment without in any manner affecting the liability of the Obligor hereunder with respect to any of the Funding Amounts retained by the Trustee.

     14.  INDENTURE.  The Obligor shall at all times prior to the fulfillment of
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all of its obligations pursuant to this Commitment, retain no less than
$5,000,000 in available funds for Restricted Payments, as defined in and pursuant to section 1012 of the indenture dated as of August 1, 1996, among the Obligor, the subsidiary guarantors identified therein and Fleet National Bank, as trustee, relating to the issuance of $315,000,000 principal amount of 12 1/2% Senior Secured Notes due 2003 of the Obligor for so long as such indenture remains in effect, or any successor indenture thereto, if applicable.

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

     15.  TERMINATION.  This Agreement shall expire upon the later of (i) the
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final disbursement of amounts in the Cash Collateral Accounts in accordance with the Cash Collateral and Disbursement Agreement and (ii) April 1, 1999.

     16.  NO GUARANTEE.  Nothing contained in this Commitment shall be deemed to
          ------------
be a guarantee by the Obligor of any obligations for the payment of principal and interest of the Issuers under the Notes.

     17.  MISCELLANEOUS PROVISIONS.
          ------------------------

          17.1 This Commitment shall be governed by and construed in accordance with the laws of the State of New York. The Obligor hereby consents to the jurisdiction of the courts of the State of New York and consents to service of process by any means authorized by New York law in any action brought under or arising from this Commitment.

          17.2 The Obligor shall defend, indemnify and hold each Benefitted Party harmless from all claims, demands, causes of action, liabilities, losses, costs, and expenses (including costs of suit and reasonable attorneys' fees) arising from or in connection with any act or failure to act by the Obligor in connection with this Commitment.

          17.3 The Obligor agrees to comply with the terms of the Indenture, the Cash Collateral and Disbursement Agreement and any other Collateral Document, to the extent applicable thereto.

          17.4 Except as provided in any other written agreement now or at any time hereafter in force between the Obligor and the Trustee, this Commitment shall constitute the entire agreement of the Obligor with the Trustee with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon the Trustee unless expressed herein.

          17.5 Should any term, covenant, condition or provision of this Commitment be determined to be illegal or unenforceable, all other terms, covenants, conditions and provisions hereof shall nevertheless remain in full force and effect.

          17.6 Time is of the essence to this Commitment and each of its provisions.

          17.7 When the context and construction so require, all words used in the singular herein shall be deemed to include the plural, the masculine shall include the feminine and neuter, and vice versa.

          17.8 The word "person" as used herein shall include any individual, company, firm, association, partnership, joint venture, corporation, trust or other legal entity of any kind whatsoever.

          17.9 No provision of this Commitment or right granted to the Trustee hereunder can be waived in whole or in part, nor can the Obligor be released from its obligations hereunder, except by a writing duly executed by an authorized officer of the Trustee.

          17.10 The Trustee need not inquire into the power of the Issuers or the authority of their respective partners, officers or agents acting or purporting to act on their behalf.

          17.11 The headings of this Commitment are inserted for convenience only and shall have no effect upon the construction or interpretation hereof.

                           [signature page follows]

          IN WITNESS WHEREOF, the undersigned have executed this Completion Capital Commitment as of the date first above written.


                              OBLIGOR:

                              CASINO AMERICA, INC., a Delaware corporation


                              By: /s/ Allan B. Solomon
                                  -----------------------------
                              Name:  Allan B. Solomon
                              Title: Secretary

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